EXHIBIT 10.3

                               PLACEMENT AGREEMENT


                                 March 25, 1998


                 Re: Proposed Private Placement of Common Stock


     Pacific Aerospace & Electronics, Inc., a Washington corporation (the "Company"), proposes to offer to sell up to 2,750,000 shares (the "Shares") of its common stock, $.001 par value (the "Common Stock") to certain investors to be identified by Lysys Ltd. The Common Stock would be offered at a per share price (the "Purchase Price") that is 5% less than the average fair market value of the Common Stock on the Nasdaq National Market System, based on the average closing sale price of the Common Stock for the five trading days immediately preceding the closing date of the Offering. Based on the current market value of the Company's Common Stock, we estimate that the total Purchase Price would be approximately $18 million.

     The proposed offering of Common Stock (the "Offering") would be made only to institutional or other accredited investors, in reliance on Rule 506 under Regulation D ("Regulation D") promulgated under the United States Securities Act of 1933, as amended (the "Securities Act"). This Agreement sets forth the agreement between the Company and Lysys Ltd. with regard to the Offering.

     1.   THE OFFERING.

          (a) Appointment as Placement Agent. The Company appoints Lysys Ltd. as the Company's placement agent (the "Placement Agent") with regard to the Offering, and the Placement Agent accepts such appointment. The Company grants to the Placement Agent the non-exclusive right, on the Company's behalf, to solicit offers from Investors to purchase Shares, at the Purchase Price, or at such other price as may be satisfactory to the Company in its sole discretion, in compliance with the provisions of Regulation D. The Company expressly acknowledges and agrees that the execution of this Agreement is not a commitment by the Placement Agent to purchase any Shares and does not ensure the successful completion of the Offering or any portion thereof.

          (b) Placement of Shares. It shall be the Placement Agent's sole responsibility to ensure that offers are made only to accredited investors, as defined in Regulation D, and to ensure that all potential Investors receive copies of the Company's Annual Report on Form 10- KSB for the Company's fiscal year ended May 31, 1997, the Company's Quarterly Report on Form 1O-QSB for the quarter ended November 30, 1997 (or, if it becomes available prior to the time Shares are offered, the Company's Quarterly Report on Form 10-QSB for the quarter ended February 28, 1998), and any other disclosure documents deemed to be necessary or appropriate by the Company and its counsel (the "Offering Materials"). The Placement Agent shall promptly notify the Company as any and all commitments in the Offering are received.

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The Offering shall be made directly by the Company under the terms of a subscription agreement, in a form to be provided by the Company (the "Purchase Agreement").

     2. COMPENSATION. As consideration for the Placement Agent's services under this Agreement, the Company shall pay to the Placement Agent a commission of 5% of fair market value of the Shares sold in the Offering, based on the average closing sale price of the Common Stock for the five trading days immediately preceding the closing date of the Offering. Payment of the commission shall be made within five business days after the closing of the Offering.

     3. TERMINATION OF AGREEMENT.

          (a) Automatic Termination. This Agreement shall automatically terminate on the earlier of (i) the date on which the Company has sold 2,750,000 Shares in the Offering, or (ii) May 1, 1998, unless extended by mutual written agreement.

          (b) Voluntary Termination. Either party may voluntarily terminate this Agreement if (i) any of the other party's representations or warranties contained in this Agreement are found to be incorrect or misleading in any material respect, or (ii) the other party fails, refuses, or is unable to perform in any material respect any of its covenants or agreements under this Agreement, after notice and reasonable opportunity to cure.

          (c) Survival. Notwithstanding Sections 3(a) and 3(b), all of the representations, warranties, and agreements contained in this Agreement, including, without limitation, the provisions of Sections 2 and 5, shall remain operative and in fun force and effect regardless of any investigation made by or on behalf of the Placement Agent or the Company, and shall survive delivery of the Shares or termination of this Agreement.

     4.   REPRESENTATIONS, WARRANTIES AND COVENANTS.

          (a) By the Company. The Company represents, warrants and covenants to the Placement Agent as follows:

               i. Corporate Organization; Authorization. The Company is duly incorporated, validly existing and in good standing as a corporation under the laws of the State of Washington and has full corporate power and corporate authority to conduct all of the activities conducted by it as contemplated by this Agreement. This Agreement has been duly authorized, executed, and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms.

               ii. Capital Stock. The Company has authorized capital stock consisting of 100,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of March 24, 1998, the Company had outstanding 14,390,566 shares of Common Stock and 1,000 shares of Series A Convertible Preferred Stock. The Shares, when issued, will be duly and validly issued, fully paid and nonassessable.

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
               iii. Compliance with Securities Laws. The Company will not take any action that would cause the Offering to fail to be exempt from registration under Regulation D. The Company shall take (or shall refrain from taking) such actions as the Placement Agent may reasonably request in order to ensure the availability of such exemption.

               iv. Accuracy of Offering Materials. The Offering Materials fairly present the financial condition of the Company as of the dates of any financial statements contained therein, and did not or will not, as of their dates, contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. However, this representation and warranty does not apply to any statements or omissions in the Offering Materials made in reliance upon, and in conformity with, information given to the Company by or on behalf of the Placement Agent.

          (b) By the Placement Agent. The Placement Agent represents, warrants, and covenants to the Company as follows:

               i. Corporate Organization; Authorization. The Placement Agent is a __________________ company, duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, and has full power and authority to conduct all of the activities to be conducted by it as contemplated by this Agreement. This Agreement has been duly authorized, executed, and delivered by the Placement Agent and constitutes a valid and binding agreement of the Placement Agent enforceable in accordance with its terms.

               ii. Placement Agent Registration. The Placement Agent is duly licensed or qualified to do business, and in good standing as a foreign corporation and as a licensed or registered broker/dealer, in all jurisdictions in which the nature of the activities conducted or contemplated by it or the character of the assets owned or leased by it makes such license or registration necessary, or where the failure to be so licensed or registered would have a material adverse effect on its ability to carry out its obligations under this Agreement.

               iii. Compliance with Securities Laws. The Placement Agent will not take any action that would cause the Offering to fail to be exempt from registration under Regulation D. The Placement Agent shall take (or shall refrain from taking) such actions as the Company may reasonably request in order to ensure the availability of such exemption. Without limiting the foregoing, the Placement Agent will offer Shares only to accredited investors, as such term is defined in Regulation D, and will promptly notify the Company if the Placement Agent at any time before closing of the Offering no longer reasonably believes that an Investor is an accredited investor. The Placement Agent will advise each Investor prior to the sale of any Shares to that Investor that the Shares will not be registered under the Securities Act and that the Investor win not be entitled to sell or otherwise transfer the Shares unless the Shares are so registered or an exemption from registration is available.

     5.   INDEMNIFICATION AND CONTRIBUTION.

          (a) Indemnification by Company.

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               i. Scope of Indemnity. The Company agrees to indemnify, defend, and hold harmless the Placement Agent and its officers, directors, managers, agents, and employees against any losses, claims, damages or liabilities, joint or several, to which the Placement Agent may become subject under the Securities Act or otherwise, that arise out of or are based upon (a) any untrue statement or alleged untrue statement of any material fact made by the Company in this Agreement, the Offering Materials, or any reporting document filed subsequently by the Company with the SEC (each a "Report'), or (b) the omission or alleged omission of any material fact from the Offering Materials or any such Report which is required to be stated or necessary to make the statements therein not misleading.

               ii. Exclusions. Notwithstanding the above indemnity, the Company will not be liable under this Section 5(a) for any loss, claim, damage, or liability that: (a) arises out of statements or omissions made in the Offering Materials or any Report in reliance upon and in conformity with information given to the Company by the Placement Agent; (b) constitutes or arises out of a breach of any of the Placement Agent's representations, warranties, and agreements contained in this Agreement; (c) results directly from the Placement Agent's gross negligence or willful misconduct in the performance of its services under this Agreement; (d) relates directly to information provided by the Placement Agent to Investors that is not contained in the Offering Materials and has not been approved in writing for distribution by the Company; or (e) exceeds the amount of the compensation paid to the Placement Agent under this Agreement.

          (b) Indemnification by Placement Agent. The Placement Agent agrees to indemnify and hold harmless the Company, its officers, directors, managers, agents, and employees, against any losses, claims, damages, or liabilities, joint or several, to which the Company or any such person may become subject under the Securities Act or otherwise insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon:
(i) the breach by the Placement Agent of its representations, warranties, or agreements contained in this Agreement; (ii) the gross negligence or willful misconduct of the Placement Agent; or (iii) information provided by the Placement Agent to Investors that is not contained in the Offering Materials and has not been approved in writing for distribution by the Company.

     6.   MISCELLANEOUS.

          (a) Notices. All communications under this Agreement shall be in writing and shall be delivered in person, by overnight courier, first-class postage prepaid mail, or by facsimile transmission, to such address as the parties shall designate in writing. Notices shall be deemed to have been given only upon receipt.

          (b) Assignment; Successors. This Agreement shall not be assigned by any party without the prior written consent of the other party. Subject to the above, this Agreement shall be binding upon, and shall inure solely to the benefit of, the parties and their respective successors-in-interest. No other person shall have or be construed to have any legal or equitable right, remedy, or claim under, or in respect or by virtue of, this Agreement.

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          (c) Translations. If this Agreement is translated into a language other than English and there are discrepancies or differences between the English language version of the text and the foreign language version, the English language version shall prevail.

          (d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without giving effect to rules regarding conflicts of laws.

          (e) Entire Agreement; Severability. This Agreement constitutes the entire agreement of the parties, and supersedes all prior oral and written agreements, as to the subject matter hereof. This Agreement may not be modified except in writing signed by both parties. If any provision of this Agreement is found by a court of competent Jurisdiction not to be enforceable, the remainder of this Agreement shall continue in full force and effect to the extent possible.

     (f) Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, and which together shall constitute but one and the same instrument.

         If the foregoing correctly sets forth the understanding between the Company and the Placement Agent, please sign the confirmation provided below for that purpose. Upon the Company's receipt of such confirmation, this Agreement shall constitute the binding agreement of the parties as of the date first above written.

                                       Very truly yours,

                                       PACIFIC AEROSPACE & ELECTRONICS, INC.


                                       By /s/ DONALD A. WRIGHT
                                          --------------------------------------
                                          Donald A. Wright
                                          President & CEO

Accepted and agreed to as of the date first above written:

LYSYS LTD.


By /s/ URS DIEBOLD
   -------------------------------
   Its:
        --------------------------

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                        AMENDMENT OF PLACEMENT AGREEMENT


     This Amendment is entered as of May 15, 1998, between LYSYS LTD. ("Placement Agent") and PACIFIC AEROSPACE & ELECTRONICS, INC. (the "Company"), in order to amend the Placement Agreement (the "Agreement") executed by the parties on March 25, 1998.

1.   Amendment.

     a. All references to the "Offering" in the Agreement shall be deemed to refer to the offering by the Company of up to 170,000 shares of its Series B Convertible Preferred Stock for $100 per share.

     b.   Section 2 of the Agreement is deleted and replaced with the following:

                    2. COMPENSATION. As consideration for the Placement Agent's services under this Agreement, the Company shall pay to the Placement Agent a commission of 2.5% of gross sales price of the Shares sold in the Offering. Payment of the commission shall be made within five business days after the closing of the Offering. The Placement Agent consents to the payment of a 2.5% commission by the Company to Pacific Continental Securities, in connection with its services rendered in the Offering.

2. Scope.This Amendment amends the Agreement only to the extent specifically set forth herein. All other terms and conditions of the agreement remain in full force and effect as written.

Executed as of the date first written above.



PLACEMENT AGENT:                       COMPANY:
Lysys Ltd.                             Pacific Aerospace & Electronics, Inc.


By:                                    By: /s/ DONALD A. WRIGHT
    ------------------------------         ------------------------------
    Marcel Huber                           Donald A. Wright
    Its:                                   President and CEO

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